Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE PRICES $845 MILLION IN SENIOR SECURED NOTES
Las Vegas, Nevada, March 9, 2010 — MGM MIRAGE (NYSE: MGM) announced today that it has priced $845 million in aggregate principal amount of its 9% senior secured notes due 2020 at par. The transaction is expected to close on March 16, 2010. The Company plans to use the net proceeds from the offering to repay a portion of the outstanding indebtedness under its senior credit facility and related fees and expenses.
The notes will be secured by a mortgage on MGM Grand Las Vegas and substantially all existing and future property of MGM Grand Hotel, LLC and, upon receipt of the necessary gaming approvals, a pledge of the limited liability company interests in MGM Grand Hotel, LLC.
The notes will be general senior obligations of the Company, guaranteed by substantially all of the Company’s domestic subsidiaries, which also guarantee the Company’s other senior indebtedness, and equal in right of payment with, or senior to, all existing or future indebtedness of the Company and each guarantor.
The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company gives no assurance that the proposed offering can be completed on any terms.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. the Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations to close on the sale of the notes and how the Company will use the proceeds of the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of gaming, hospitality and entertainment companies and for the Company’s indebtedness in particular. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.
Contacts:

Investment Community	News Media

DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President -
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626